For Immediate Release:

         NAVTECH BOARD APPOINTS CHIEF FINANCIAL OFFICER DAVID STRUCKE AS
                                PRESIDENT & CEO

Waterloo, Ontario, November 29, 2001: Navtech, Inc. (OTCBB: NAVH), a leading international provider of mission critical aviation software and services, announced today that its board of directors has appointed current Chief Financial Officer David Strucke as its President and Chief Executive Officer effective immediately. Mr. Strucke will continue as Chief Financial Officer and will assume responsibility for the day-to-day operations of the company. Mr. Strucke replaces Duncan Macdonald, who has resigned from the CEO position due to personal reasons. Mr. Macdonald remains on the Board as Chairman.

Mr. Macdonald said, "I am confident that this will be a smooth and successful transition. David is well qualified to take on the role of President and CEO and he will provide the leadership and actively take the steps required to regain momentum during these turbulent times in the aviation industry."

"Our goal, in this next phase, is to focus on restructuring the business to a state of profitability and continue to increase our sales efforts and close deals such as our most recent JetBlue success," said Mr. Strucke.

The Board of Directors has also reduced its size from seven directors to five. The Board has accepted the resignations of Mr. Jim McGinty, Mr. Denis Metherell, Mr. Prashant Gupta, and Mr. Martin Hamrogue and has appointed as directors, Mr. Michael Jakobowski, CPA, who will serve on the audit committee, and Mr. Strucke who will also serve as Secretary.

About David Strucke
David Strucke has served as Chief Financial Officer of Navtech since January 2000. Mr. Strucke served as Vice President - Finance & Accounting of Navtech-Canada from October 1999 to January 2000 and as its Director of Finance and Accounting, and Business Analyst from January 1999 to October 1999. Prior to joining Navtech, Mr. Strucke served as a Financial Analyst, Financial Consultant and Business Analyst for a variety of publicly traded companies.

About Michael Jakobowski
Michael Jakobowski has served as Chief Financial Officer of Cambridge Information Group since September 1999. Prior to joining Cambridge, Mr. Jakobowski was the VP of Accounting for Thomson Financial Database Group from August 1997 to September 1999, and the Corporate Controller for Kline Group from June 1994 to August 1997. Mr. Jakobowski is a member of the American Institute of Certified Public Accountants and also has over 11 years in public accounting with Price Waterhouse, Coopers & Lybrand, and Johnson Lambert and Co.

About Navtech:
Navtech, Inc. and its subsidiaries, Navtech Systems Support Inc., Airware Solutions Inc. and Navtech (UK) Limited, are dedicated to ongoing development, training, and support of Integrated Airline Operations Management solutions to the commercial aviation industry.

These systems are designed to assist commercial passenger and cargo air carriers in the dynamic areas of dispatch operations and control, weather and NOTAMs, runway analysis, and crew management. Navtech's customer base is comprised of 110 airlines in 29 countries, which consist of scheduled, cargo, charter and regional carriers. Navtech has offices in the United States (Monterey), Canada (Waterloo and Montreal) and the United Kingdom (Gatwick).

RELEASE DISCLAIMER: This release may include forward-looking statements concerning the Company's intent, belief or current expectations with respect to, among other things, trends affecting its financial condition or results of operations and its business and growth strategies. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied. The Company does not undertake any obligation to update or revise any forward-looking statements. All forward-looking statements are subject to the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Direct Inquiries to:       Navtech, Inc.

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                           Lyssa A. Nielsen,  Director of Marketing
                           Tel: +1 (519) 747-1170
                           Fax: +1 (519) 747-1003
                           lnielsen@navtechinc.com
                           www.navtechinc.com


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